Explanatory Note: The terms of Mr. Norris’s departure from FMC Corporation (the “Company”) as set forth in the below letter were subsequently modified based upon discussions with Company management, as follows. The Company waived the condition that Mr. Norris commence employment with DuPont following the closing of the Company’s divestiture of its Health and Nutrition business to DuPont in order to receive his cash retention bonus and 2017 annual incentive plan cash payment. And all FMC stock options held by Mr. Norris were either exercised or canceled on or before December 31, 2017.
FMC Corporation
April 4, 2017
Mr. Eric Norris
Dear Eric,
As you are aware, FMC recently announced the divestiture of Health and Nutrition business. You play a critical role in ensuring a successful divestiture to DuPont. Outlined below are the terms of this retention letter to allow you to focus on business operations, yet at the same time address the concerns you may have for your own financial and professional career well-being.

•	Cash Retention:
You are being offered a cash retention incentive of $205,900 for your leadership in successfully transitioning the Health and Nutrition business to DuPont. In order to receive the cash retention payment, you must successfully support the sale of the business, transition and maintain employment with DuPont for two (2) months after the close date. The incentive payment is subject to all applicable taxes.

•	Annual Incentive Plan (AI/LIP):
Your 2017 annual incentive plan (AI/LIP) will remain unchanged for the time that the Health and Nutrition business is owned by FMC. You will be eligible to receive a pro-rated 2017 annual incentive, calculated based on target (1.0), provided you transition employment to DuPont. The pro-rated annual incentive payout will be payable within sixty (60) days following the close date and is subject to all applicable taxes.

•	Long Term Incentive Plan (Equity):

FMC will pro-rate and accelerate the vesting of your outstanding restricted stock units upon close date. Following the closing, FMC will calculate the taxes required to be withheld upon the vesting of the stock units and deduct the appropriate number of shares to cover those taxes. The remaining shares will be deposited into your Fidelity account. The remaining shares belong to you and may thereafter be sold at any time, provided of course that you are not then in possession of any material non-public information about FMC.
Until the third anniversary of the closing date, employment with DuPont will be treated the same as employment with FMC for purposes of the survival and vesting of your FMC stock options. This will allow sufficient time for your stock options to become fully vested. Any such stock option that has not been exercised by the third anniversary of the closing, and that has not previously expired by its terms, including as a result of termination of employment with DuPont, will then expire.
Your outstanding 2015 performance-based cash award will be pro-rated at the closing date and paid based on actual results, subject to all applicable taxes, at the end of each vesting period.
Your outstanding 2016 and 2017 performance-based restricted stock units will be pro-rated at the closing date based on the number of days employed during each applicable performance measurement period outlined in the grant agreements and based on the actual Relative Total Shareholder Return for the full measurement period, as applicable. The pro-rated performance-based restricted stock units will remain outstanding and will vest and be delivered to you, at the same time as delivery would have been made had you not had a cessation of employment.

•	FMC Employees’ Retirement Plan (Defined Benefit Plan/Pension Plan):
The FMC Corporation Employees’ Retirement Program covers salaried and non-union hourly employees hired before July 1, 2007. Often referred to as the “defined benefit plan” or “pension plan,” this plan provides retirement income based on years of service and salary while working at FMC. You will not lose the vested pension benefits you have earned while employed with FMC. Upon divestiture, you will not earn additional benefits after the close date. As you are not yet retirement eligible, the earliest your benefit may be paid will be the first of the month after you turn age 55. You may choose to defer receipt of your benefit to a later date but not beyond age 70 ½.

As part of this program, FMC has added a special provision to the Retirement Program for employees who are at least age 50 and have completed at least 10 years of service as of the closing date, but who are not yet retirement eligible. Under this special provision, you will be provided additional credits to be eligible for early retirement provisions at age 62. This qualifies you for the Retirement Program’s early retirement provision resulting in an unreduced monthly pension benefit at age 62. You may, but are not required to, begin reduced payments as early as age 55. By qualifying for early retirement, your benefit will be calculated under the Retirement Program’s early retirement provisions rather than the reduction that would apply had you left employment before qualifying for early retirement.
Eric, these benefits are being provided to you in appreciation of your leadership and the effort to ensure a successful completion of the Health and Nutrition divestiture to DuPont. These benefits will take effect upon the completion of this divestiture. Please treat this letter and its terms as highly confidential. Please acknowledge receipt and acceptance of this retention letter by signing in the area indicated below and returning it to my attention April 10, 2017.
If you have any questions, or if I can offer further assistance, please let me know.
Sincerely,
/s/ Kyle Matthews
Kyle Matthews
CC: Pierre Brondeau

My signature below represents acknowledgement and acceptance of this retention letter as outlined above. I also acknowledge that this letter does not constitute an employment contract nor provide a specific term of employment, and that any employment relationship to be established is “at will” and as such can be terminated at any time by me or FMC.

Accepted and Agreed:

/s/ Eric Norris                        April 10, 2017
Eric Norris                            Date